Exhibit 99.1

Harris Interactive Issues Earnings Guidance for Fiscal 2005

European Expansion Expected to Help Boost Revenue 15 –17% and Net Earnings 30%
Harris Interactive Named 13th Largest U.S. Market Research Firm

ROCHESTER, N.Y. — June 23, 2004 — Harris Interactive® (Nasdaq:HPOL) released its expectations for fiscal year 2005, which will start on July 1, 2004.

Worldwide revenue should reach $170 to $175 million
The Company expects its fiscal year 2005 revenue to be in the $170 to $175 million range, which includes an approximately $4 million contribution from Novatris. “With our Internet revenue expected to double in Europe plus anticipated strong U.S. growth, we are very confident about Harris Interactive’s prospects for fiscal 2005,” stated Robert E. Knapp, vice chairman and CEO of Harris Interactive. “It’s time for us to return to a strong top-line growth mode. For fiscal 2005 we plan to vigorously pursue market share by pushing sales and marketing spending into the range of nine to eleven percent of revenue, funded by cost savings in other areas,” Knapp said.

Pre-tax EPS expected to grow to $0.31 to $0.34
“For fiscal year 2005, we believe that Internet revenue will cross the one hundred million dollar mark and make up seventy five percent of our U.S. revenue, while traditional revenue will continue to decline slightly,” stated Gregory T. Novak, president and COO of Harris Interactive. “That expected thirty to forty percent increase in higher-margin Internet revenue, combined with our ongoing expense controls, should produce fully diluted pre-tax earnings of thirty-one to thirty-four cents per share, or about a thirty percent year-over-year increase when compared to the midpoint of our fiscal 2004 guidance,” Novak said.

Pre-tax income per share, a non-GAAP financial measure, is calculated as income before taxes divided by the weighted average diluted shares outstanding, and is reconciled to the applicable GAAP measure, fully diluted net earnings per share described below, by adding the anticipated tax expense of $.11 per share.

Net EPS expected between $0.20 and $0.22
“Despite sixty million dollars in tax net operating loss carryforwards, we will now report earnings in accordance with GAAP as though we are a cash-paying taxpayer,” stated Bruce A. Newman, CFO of Harris Interactive. “Therefore the Company anticipates fully diluted net earnings for fiscal year 2005 of between twenty and twenty-two cents per share,” Newman concluded.

Harris Interactive named 13th largest MR firm in U.S.
Based on calendar 2003 revenue, Marketing News recently reported Harris Interactive as the 13th largest MR firm in the U.S. – up from 15th in 2002. “We moved up the rankings by growing at over sixteen percent in an industry that expanded less than six percent last year,” said Knapp. “Our growth is being driven by the continued conversion to Internet-based research. And while worldwide spending on online research is expected to increase a healthy 20% this year, we believe that our Internet revenue growth will almost double that. We plan to move into the top tier of the world’s market research firms by continually outperforming the industry,” Knapp ended.

Fourth quarter and fiscal year 2004 results will be released July 29, 2004
The Company will release its fiscal fourth quarter and full year results before the markets open on July 29, 2004. A teleconference to discuss those results will be held at 8:00 a.m. ET that same morning. Robert Knapp, CEO will host the call, which will include a question and answer session.

To access the conference call, please dial toll-free (800) 967-7141 in the United States and Canada, or (719) 457-2630 internationally by 7:50 a.m. ET on July 29. The results media release and a live webcast of the conference call will be accessible via the Company’s website at www.harrisinteractive.com.

Following the call, an archived version of the webcast will be available for thirty days at the same address. No telephone replay of the call will be available.

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About Harris Interactive®
Harris Interactive (www.harrisinteractive.com) is a worldwide market research and consulting firm best known for The Harris Poll®, and for pioneering the Internet method to conduct scientifically accurate market research. Headquartered in Rochester, New York, Harris Interactive combines proprietary methodologies and technology with expertise in predictive, custom and strategic research. The Company conducts international research from its U.S. offices and through wholly owned subsidiaries—London-based HI Europe (www.hieurope.com), Paris-based Novatris and Tokyo-based Harris Interactive Japan—as well as through the Harris Interactive Global Network of independent market- and opinion-research firms. EOE M/F/D/V

To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit www.harrispollonline.com.

Contact:
Dan Hucko
SVP, Corporate Communications & Investor Relations
Harris Interactive
585-214-7470
dhucko@harrisinteractive.com

Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.